Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III Apparel Group Declares Quarterly Dividend

G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per share. The dividend is payable on September 29, 2026 to stockholders of record on September 15, 2026.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a global fashion leader with expertise in design, sourcing, distribution, and marketing. The Company owns and licenses a portfolio of more than 30 preeminent brands, each differentiated by unique brand propositions, product categories, and consumer touchpoints. G-III owns ten iconic brands, including DKNY, Donna Karan, Karl Lagerfeld, Sonia Rykiel, and Vilebrequin, and licenses over 20 of the most sought-after names in global fashion, including Calvin Klein, Tommy Hilfiger, Levi’s, Halston, Champion, Converse, Cole Haan, BCBG, French Connection, Starter, as well as major sports leagues such as the NFL, NBA, NHL and MLB, among others.

Statements concerning G-III's expectations regarding future events are "forward-looking statements" as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the reliance on licensed product, risks relating to G-III’s ability to increase revenues from sales of its other products, new acquired businesses or new license agreements as licenses for Calvin Klein and Tommy Hilfiger product expire on a staggered basis, reliance on foreign manufacturers, risks of doing business abroad, supply chain disruptions, risks related to acts of terrorism and the effects of war, the current economic and credit environment risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, including inflation and higher interest rates, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

Investor Relations Contact:

Nick Bacchus

SVP of Investor Relations and Treasurer

IR@g-iii.com